Exhibit (a)(5)(ii)

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Announces Preliminary Results of

Cash Tender Offer for Its Series A Preferred Units

Houston, Texas (December 24, 2020) – Summit Midstream Partners, LP (NYSE: SMLP) (the “Partnership”) announced today the preliminary results of its offer to purchase (the “Tender Offer”) for cash up to $25,000,000.00 aggregate purchase price of its 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”), which expired at 11:59 p.m., New York City time, on December 23, 2020. Based on preliminary information provided by D.F. King & Co., Inc., the tender and information agent for the Tender Offer (the “Tender and Information Agent”), 92,681 Series A Preferred Units were properly tendered and not validly withdrawn under the Tender Offer. The number of Series A Preferred Units properly tendered and not validly withdrawn is preliminary and subject to verification by the Tender and Information Agent.

Since the number of Series A Preferred Units validly tendered and not properly withdrawn exceeds the maximum aggregate purchase price of $25,000,000.00, the Partnership plans on accepting approximately 75,075 Series A Preferred Units. Holders who owned fewer than 100 Series A Preferred Units, or an “odd-lot,” who have validly tendered and not properly withdrawn all of their Series A Preferred Units, will not be subject to proration, in accordance with the terms of the Tender Offer. Based on the preliminary tender count, the Partnership has been informed by the Tender and Information Agent that the preliminary proration factor for the Tender Offer, after giving effect to the priority for odd-lot holders, is approximately 80.91%. This proration factor is preliminary and subject to change. The Partnership expects to issue payment for the Series A Preferred Units tendered and accepted for purchase under the Tender Offer on December 29, 2020.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws, including, without limitation, information concerning completion of the Tender Offer and the terms and timing of the settlement of the Tender Offer. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2020, Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the SEC on May 8, 2020, Quarterly Report on Form 10-Q for the three months ended June 30, 2020 filed with the SEC on August 7, 2020 and Quarterly Report on Form 10-Q for the three months ended September 30, 2020 filed with the SEC on November 6, 2020, each as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact: Ross Wong, Senior Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

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